Exhibit 99.1

Evolent Health Announces Changes to Board of Directors

Richard “Rick” Jelinek to Be Named Chair of the Board at 2025 Annual Meeting

Company Continues Board Refreshment Efforts with Brendan Springstubb’s
Appointment as New Independent Director

WASHINGTON, FEBRUARY 4, 2025 – Evolent Health, Inc. (NYSE: EVH) (“Evolent”), a company focused on achieving better health outcomes for people with complex conditions, today announced changes to its Board of Directors as part of the Company’s ongoing commitment to strong corporate governance and to collaboration with shareholders.

Rick Jelinek, who joined the Evolent Board as an independent director in 2023, will be named Chair of the Board at the 2025 Annual Meeting, succeeding Cheryl Scott. Mr. Jelinek is currently Managing Partner of Czech One Capital Partners and previously served as Executive Vice President of CVS Health.

In addition, Brendan Springstubb has joined the Evolent Board as an independent director. Mr. Springstubb brings more than 20 years of experience investing in premier healthcare companies and has extensive experience working with public companies on strategy, investor communications and value creation.

Further, the Board intends to refresh an independent director seat in advance of the 2025 Annual Meeting pursuant to a previously initiated search process being overseen by the Board’s Nominating and Governance Committee. With the additions announced today, Evolent will have added five new independent directors to the Board in the past three years.

Ms. Scott said, “The rotation of the Chair role and our continued Board refreshment builds on actions previously taken by the Evolent Board to ensure that our corporate governance is aligned with best-in-class practices. It has been an honor to serve as Chair of the Board since 2022.”

Ms. Scott continued, “As we pursue investments and initiatives that drive both better health outcomes and a strong future for the Company, we are pleased to deepen the capital markets and finance experience on Evolent’s Board with Brendan’s appointment.”

Glenn W. Welling, Founder and CIO of Engaged Capital, one of Evolent’s largest shareholders commented, “Having worked with Brendan for over 15 years, I know he will be a strong shareholder advocate in the Evolent boardroom. As evidenced by its consistent new business wins and high customer retention, Evolent is a critical service provider to its clients, and I am confident Brendan will be a great partner to Seth and the team as Evolent leverages its strong competitive position to create value for shareholders.”

Seth Blackley, co-founder and Chief Executive Officer of Evolent stated, “Evolent has long benefitted from a Board that brings skills, experience and a shared commitment to advance our mission. Rick and Brendan will be critical to ensuring we are creating value for all our stakeholders going forward and I also want to thank Cheryl for leading the Board the last 3 years.”

About Brendan Springstubb

Mr. Springstubb joins our Board with two decades of experience leading investments in publicly traded healthcare companies. He is currently Principal of Bedell Canyon LLC, where he provides analysis, engagement strategy, and fundraising assistance to public equity investment firms, with an emphasis on companies in the healthcare sector.

Prior to Bedell, Mr. Springstubb was a Principal at Engaged Capital, LLC, one of Evolent’s largest shareholders for the past four years, where he was responsible for sourcing and managing investments primarily in the healthcare industry. Previously, he held multiple roles at Relational Investors, LLC, where he covered the healthcare sector.

Mr. Springstubb was previously a member of the SunOpta Inc. Board of Directors, serving as the Chair of the Compensation Committee.

Mr. Springstubb holds a master’s degree from Johns Hopkins University in biotechnology and a bachelor’s degree in molecular biology and economics from Pomona College. He is a CFA Charterholder and a Certified Financial Risk Manager.

About Evolent Health

Evolent (NYSE: EVH) specializes in better health outcomes for people with complex conditions through proven solutions that make health care simpler and more affordable. Evolent serves a national base of leading payers and providers and is consistently recognized as a top place to work in health care nationally. Learn more about how Evolent is changing the way health care is delivered by visiting https://ir.evolent.com.

Forward-Looking Statements – Cautionary Language

Certain statements made in this release and in other written or oral statements made by us or on our behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe,” “anticipate,” “expect,” “estimate,” “aim,” “predict,” “potential,” “continue,” “plan,” “project,” “will,” “should,” “shall,” “may,” “might” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, future appointments to our board of directors, trends in our businesses, prospective services, future performance or financial results, and the closing of pending transactions and the outcome of contingencies, such as legal proceedings.

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We claim the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA. These statements are only predictions based on our current expectations and projections about future events. Forward-looking statements involve risks and uncertainties that may cause actual results, level of activity, performance or achievements to differ materially from the results contained in the forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, subsequent Quarterly Reports on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission include risk factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this release.

Evolent Contact

Seth R. Frank
Vice President, Investor Relations
sfrank@evolent.com
571-895-3919

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